Press release February 7, 2011
VIRGINIA TO COMPLETE A $2.5 M FLOW-THROUGH COMMON SHARE PRIVATE PLACEMENT

Virginia Mines Inc. (“Virginia”) announces that it has negotiated a private placement that consists of 200,000 flow-through common shares at a price of $12.50 per share, which represents 78% premium to the last 10 days volume weighted average trading price for gross proceeds of CA$2,500,000. Casimir Capital Ltd. (“Casimir”) acts as the agent for the offering.

At the closing, Virginia agrees to pay Casimir a finder’s fee equal to 6% of the gross proceeds of the financing and non-transferable broker warrants entitling Casimir to subscribe for such number of common shares of Virginia equal to 6% of the number of flow-through common share that will be issued. The warrants will be struck at $9.00 and will have a term of 12 months from closing.

The financing is scheduled to close on February 25, 2011 and is subject to certain conditions including, but not limited to, the receipt of all necessary approvals including the approval of the Toronto Stock Exchange.

Proceeds from the offering will be used to fund exploration work on Virginia’s numerous projects.

THIS PRESS RELEASE, REQUIRED BY APPLICABLE CANADIAN LAWS, IS NOT FOR DISTRIBUTION TO U.S. NEWS SERVICES OR FOR DISSEMINATION IN THE UNITED STATES, AND DOES NOT CONSTITUTE AN OFFER OF THE SECURITIES DESCRIBED HEREIN. THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES OR TO U.S. PERSONS UNLESS REGISTERED OR EXEMPT THEREFROM.

About Virginia

Virginia is among the most active mining exploration companies in Quebec with a working capital of $45 million as at November 30, 2010, and 30,507,692 shares issued and outstanding as at January 31, 2011. Virginia trades on the Toronto Stock Exchange (TSX) under the ticker symbol VGQ. Virginia concentrates its activities on its numerous properties that are spread over the vast unexplored regions of northern Quebec.

FOR MORE INFORMATION, PLEASE CONTACT: André Gaumond, President, or Paul Archer, V-P Exploration.
200-116 St-Pierre Quebec, QC G1K 4A7 Canada	www.virginia.qc.ca mines@virginia.qc.ca	Tel. 800-476-1853 Tel. 418-694-9832 Fax. 418-694-9120

This press release may contain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in Virginia's periodic reports filed with the security commissions of British Columbia, Alberta, Ontario and Quebec, and in the annual report on Form 40-F filed with the U.S. Securities and Exchange Commission. Virginia undertakes no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events.